Exhibit 10.19

SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This Second Amended and Restated Management Services Agreement (this “Agreement”) is entered into as of January 17, 2017, by and among BCM Advisory Partners LLC, a Delaware limited liability company (“Broadband Advisory”), Broadband Capital Partners LLC, a Delaware limited liability company (“Broadband Capital”, and, together with Broadband Advisory, “Broadband”), and Immunome, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and Broadband Advisory are parties to that certain Management Services Agreement dated as of November 18, 2015 (the “Original Agreement”);

WHEREAS, the Company, Broadband Advisory and Broadband Capital are parties to that certain Amended and Restated Management Services Agreement dated as of July 1, 2016 (the “A&R Agreement”);

WHEREAS, Broadband Advisory provided the consulting services described in the Original Agreement to the Company from the date of the Original Agreement until the date of the A&R Agreement, and Broadband Capital has provided such consulting services in Broadband Advisory’s place since the date of the A&R Agreement, and desires to continue providing such consulting services from the date hereof until the termination of this Agreement;

WHEREAS, the Company, Broadband Advisory and Broadband Capital desire to amend and restate the A&R Agreement to, among other things, provide for the allocation of Common Stock to Broadband Advisory in exchange for prior advisory services;

WHEREAS, members of Broadband Capital are experienced in corporate finance, strategic corporate planning, management recruiting services, and other management skills and advisory services;

WHEREAS, the Company has required and will continue to require the special skills and management advisory services (collectively, “Advisory Services”) of Broadband in connection with its business operations and the execution of its strategic plan following the consummation of the transactions contemplated by that certain Series A Preferred Stock Purchase Agreement dated as of November 18, 2015 (the “Original Series A Agreement”) and by that certain 2016 Series A Preferred Stock Purchase Agreement dated as of July 1, 2016 (the “2016 Series A Agreement”);

WHEREAS, the Board of Directors of the Company has approved an increase in the total number of shares of Series A Preferred Stock that may be issued and sold under the 2016 Series A Agreement, or on the same terms as specified in the 2016 Series A Agreement, to an aggregate total of $15,000,000 in shares of Series A Preferred Stock (the $15,000,000 in shares of Series A Preferred Stock are hereinafter referred to as the “2016 Shares”); and

WHEREAS, Broadband Capital is willing to provide such skills and services to the Company upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Broadband Advisory and Broadband Capital agree that the A&R Agreement shall be further amended and restated in its entirety by this Agreement and the parties hereto, intending to be legally bound, hereby further agree as follows:

1.             Services.

(a)           Company hereby engages Broadband Capital as a consultant pursuant to the terms of this Agreement and Broadband Capital accepts such engagement. Broadband Capital hereby agrees that if, during the term of this Agreement, Company reasonably and specifically requests that Broadband Capital provide the services set forth below, Broadband Capital will provide the following services to Company and its respective subsidiaries (if any): (a) advice in connection with agreements, contracts, documents and instruments related to the Company; (b) advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of Company, and other senior management matters related to the business, administration and policies of Company; and (c) such other services (which may include financial and strategic planning and analysis, consulting services, and human resources and executive recruitment services) as may from time to time be requested. Broadband Capital shall not have any obligation to Company as to the method or timing of services rendered hereunder, and Company shall not have any right to dictate or direct the details of the performance of services by Broadband Capital rendered hereunder. Broadband Capital and Company each understand and acknowledge that Company or any of its affiliates may from time to time engage one or more investment bankers or financial advisors to provide services in addition to, but not in lieu of, services provided by Broadband Capital under this Agreement. Company understands and acknowledges that Broadband Capital’s services are not exclusive and Broadband Capital may render such services to other Persons (defined below). This Agreement shall in no way prohibit Broadband Capital, Broadband Advisory or any of their respective affiliates or any of their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in other activities, whether or not competitive with any business of Company or any of its respective affiliates.

(b)           In connection with the Advisory Services set forth in Section 1(a) above, the Company agrees to elect and appoint Michael Rapp and David Kutcher to serve as the Company’s Non-Executive Chairman of the Company’s board of directors and Acting Chief Financial Officer, respectively. Such individuals shall be entitled to serve in such positions for the duration of this Agreement, or until the earlier of their death, resignation or removal by a majority of the members of the board of directors and/or, in the case of Michael Rapp, the requisite stockholders of the Company.

2.             Additional Commitments by Broadband. Broadband Advisory (or, provided that Broadband Advisory shall remain primarily liable for the obligations under this Section 2, its designee(s)) shall purchase shares of Series A Preferred Stock of the Company (the “Adviser Commitment”) as follows. Capitalized terms used by not defined herein shall have the meanings ascribed to them in the 2016 Series A Agreement.

(a)           Broadband Advisory (or its designee(s)) shall purchase shares of Series A Preferred Stock of the Company in the amount and on the date specified in, and otherwise pursuant to the terms of, Section 1.4 of the Original Series A Agreement; and

(b)           Within 10 days after the earlier of (A) June 30, 2017, or (B) the achievement of the Milestone Events (as defined below), the Company shall deliver to Broadband Advisory a written notice (the “Milestone Closing Notice”) that an additional closing (the “Milestone Closing”) will be consummated and specifying the date thereof, which shall be not less than 15 days and not more than 45 days following the date that the Milestone Closing Notice is delivered. Additionally, at any time prior to the earliest date on which the Company may deliver a Milestone Closing Notice to Broadband Advisory, Broadband Advisory may, at its election, deliver to the Company a Milestone Closing Notice that the Milestone Closing will be consummated and specifying the date thereof, which shall also be not less than 15 days and not more than 45 days following the date that the Milestone Closing is delivered. At the Milestone Closing, the Company shall sell, and Broadband Advisory and/or its designees (“Milestone Purchasers”) shall purchase, on the same terms and conditions as those contained in the 2016 Series A Agreement, an aggregate of $2,000,000 in additional shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) of Series A Preferred Stock. Each Milestone Purchaser who is not already a party thereto shall become a party to the Transaction Agreements applicable to the Milestone Closing, by executing and delivering a counterpart signature page to, or other agreement satisfactory to the Company agreeing to be bound by, each of such Transaction Agreements. “Milestone Events” means: (x) receipt by the Company of positive safety and efficacy data in animal testing in respect of at least one of the Company’s lead product candidates; (y) appointment of three new members of the Company’s Scientific Advisory Board, mutually agreed by the Board of Directors of the Company and Broadband Capital; and (z) advanced discussions towards a term sheet with a potential strategic partner, as determined by the Company’s Board of Directors, including the approval of at least one Broadband Director (as defined in the Voting Agreement).

3.             Compensation for Advisory Services. In exchange for the Advisory Services, the Company shall pay Broadband Capital a cash fee of $20,000 per month (“Cash Fee”), to be paid in advance by the fifth day of each month, effective as of, and retroactive to, May 1, 2016.

4.             Allocation of Common Stock in Exchange for Prior Advisory Services. As additional consideration for (i) the Advisory Services given on or before the date hereof, and (ii) the Adviser Commitment, the Company shall issue to Broadband Advisory that number of restricted shares of the Company’s Common Stock (the “Broadband Advisory Shares”) which shall equal 20.0% of the Company’s outstanding Common Stock on an as-converted, fully diluted basis, assuming that all of the transactions contemplated by the Original Series A Agreement and Section 2 of this Agreement have been consummated as of the date of this Agreement, and that all of the 2016 Shares have been issued and sold as of the date of this Agreement, and including any increases to the authorized option pool and Common Stock issued or issuable to any other parties that are contemplated as of the date hereof and that are illustrated in the capital structure attached hereto as Exhibit A (which capital structure is inclusive of the issuance of the Broadband Advisory Shares). Further, should the size of the total investment in Series A Preferred Stock exceed the number of the 2016 Shares, then the Company will issue to Broadband Advisory such number of additional restricted shares of the Company’s Common Stock in order for Broadband Advisory to be able to maintain its 20.0% interest. The Company shall issue the Broadband Advisory Shares to Broadband Advisory in the most tax efficient manner, as determined in Broadband Advisory’s reasonable discretion. The Company has engaged EisnerAmper LLP to value the Common Stock of the Company, including the Broadband Advisory Shares, for GAAP and its tax reporting purposes, and such valuation has been completed. The Broadband Advisory Shares shall be issued to Broadband Advisory on the date of this Agreement; provided, however, that the Broadband Advisory Shares shall vest as follows:

(a)           70.0% of the Broadband Advisory Shares will be fully vested as of the date of this Agreement; and

(b)           30.0% of the Broadband Advisory Shares will vest upon the earlier of (A) the consummation of the Milestone Closing (as such term is defined in the Original Series A Agreement and as defined herein) (including the Adviser Commitment); (B) the Company entering into an agreement with a strategic investor to provide for a non-dilutive financing of at least $5,000,000; (C) the closing of the sale of shares of Common Stock of the Company to the public at a price of at least $4.50 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); (D) the closing of the sale of shares of capital stock of the Company in a private placement at a price of at least $4.50 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s Common Stock); or (E) a Deemed Liquidation Event (as defined in the Certificate of Incorporation of the Company as in effect as of the date hereof (the “Charter”)) in which Common Stock of the Company is valued at a price of at least $4.50 per share inclusive of any earn-outs to the extent then determinable (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock). An earn-out shall be deemed determinable if the amount thereof is fixed (in which event the fixed amount shall be used) or if the amount thereof is not fixed but a maximum is specified (in which event the maximum amount shall be used).

(c)           As stated in the first paragraph of Section 4, the aggregate number of Broadband Advisory Shares issuable to Broadband Advisory assumes that the Company has issued all of the 2016 Shares. Without limitation of Section 4(a), if, on the day immediately prior to the consummation of a Deemed Liquidation Event or an IPO (as defined below), or the date that it is determined by the Board of Directors that there will be no additional sales of shares of Series A Preferred Stock by the Company (the “Determination Date”), the Company has not issued the full amount of the 2016 Shares, then the number of Broadband Advisory Shares (whether vested or unvested) shall be reduced by that number of Broadband Advisory Shares yielded by the following formula: (i) such initial number of Broadband Advisory Shares minus (ii) the number of shares as shall equal 20.0% of the Company’s outstanding Common Stock on an as-converted, fully diluted basis as of the Determination Date; provided that, for purposes of such calculation, all issuances and reservations of shares of Common Stock (on an as-converted, fully diluted basis) occurring from the date of this Agreement through the Determination Date that were not otherwise taken into account for purposes of arriving at the initial number of Broadband Advisory Shares specified above in this Section 4 shall be disregarded and shall not be included in the outstanding shares. Broadband Advisory shall take such actions as are reasonably requested by the Company to memorialize the forfeiture described in the preceding sentence, although the failure to take any such action shall not have any effect on the validity of such forfeiture; provided that, Broadband Advisory may allocate such forfeiture among vested or unvested shares, and among its individual members, as it deems appropriate.

(d)           The Company hereby acknowledges and agrees that Broadband Advisory will file an 83(b) election with respect to some or all of the Broadband Advisory Shares within 30 days of the date hereof, and that, as of the date hereof, such shares have a fair market value equal to the fair market value in the EisnerAmper LLP valuation report issued to the Company on or about the date hereof.

5.             Reimbursements; Fees Generally.

(a)           In addition to the Broadband Advisory Shares and Cash Fee, the Company shall promptly, after delivery to the Company of documentation in support thereof, reimburse Broadband Advisory and/or Broadband Capital, respectively, for all fees and expenses incurred respectively thereby in connection with such party’s performance of services hereunder, including but not limited to any out-of-pocket expenses incurred by Broadband Advisory, Broadband Capital or their respective legal counsel, accountants and other consultants and advisors in connection with the provision of services hereunder. Such reimbursements are not to exceed $5,000 in the aggregate without the prior consent of the Company; provided that no such consent shall be required for legal expenses that the Company has agreed to as of the date hereof, or for reasonable out-of-pocket expenses incurred for travel to and from meetings of the Board of Directors or other travel required by Broadband Capital or Broadband Advisory or its representatives to perform such party’s respective obligations and duties hereunder, including reasonable transportation expenses required for Mr. Kutcher to travel to the Company’s offices. Travel accommodations for Broadband pursuant to this Agreement to any destination other than Philadelphia, Pennsylvania shall be made in accordance with Broadband’s travel policy.

(b)           All fees payable pursuant to this Agreement shall be non-refundable, absolute, irrevocable and unconditional, shall be paid without offset, defense, claim, deduction or any other claim and irrespective of the level, quality or amount of service provided.

6.             Term. This Agreement shall terminate automatically two years from the date hereof unless extended in writing by mutual agreement of the parties; provided, however, that this Agreement shall automatically terminate upon consummation of a Deemed Liquidation Event or an IPO. Each of (a) the obligations of Broadband under Sections 2(b) and 7(b) any and all owed and unpaid obligations of Company under Sections 3, 4 and 5, including but not limited to the vesting of the Broadband Advisory Shares as described in Section 4(b), and (c) the provisions of Section 11, shall survive any termination of this Agreement to the maximum extent permitted under applicable law. “IPO” means the initial public offering registered on Form S-1 (or any successor form under the Securities Act).

7.             Non-Disclosure; Inventions and Discoveries.

(a)           Non-Disclosure. Each of Broadband Capital and Broadband Advisory acknowledges that, in the course of this Agreement, such party may obtain knowledge of the Company’s business plans, financial information, products, processes, software, know-how, trade secrets, formulas, methods, prototypes, discoveries, inventions, customer, contractor and supplier lists, names and positions of employees and/or other proprietary and/or confidential information (collectively, the “Confidential Information”). Each of Broadband Capital and Broadband Advisory shall keep the Confidential Information confidential and shall not to disclose any Confidential Information to any other Person, or use any Confidential Information for any purpose other than in connection with the performance of consulting services to the Company hereunder or to monitor its investment in the Company. Each of Broadband Capital and Broadband Advisory also agrees not to disclose any proprietary and/or confidential information of others that the Company is obligated to maintain in confidence. Notwithstanding the foregoing, Broadband Capital and/or Broadband Advisory may disclose Confidential Information to its respective employees, principals and agents (collectively its “Representatives”) who have a need to know the Confidential Information for purposes of this Agreement; provided, however, that each such Representative (i) is advised of the existence of this Agreement and Broadband Capital’s and Broadband Advisory’s obligations hereunder, and (ii) is under at least the same restrictions with respect to the use and confidentiality of the Confidential Information in this Agreement. Each of Broadband Capital and Broadband Advisory shall be liable for any breach of this Agreement by any of its Representatives.

(b)           Work Product. Each of Broadband Capital and Broadband Advisory shall promptly disclose to the Company, with all necessary detail, all work product, deliverables, developments, know-how and discoveries made, received, conceived, acquired or written by such party or any of its Representatives, solely or jointly with others, in the course of performing services for the Company or that are otherwise made through the use of the Company’s time, facilities or materials (the foregoing collectively, the “Work Product”). Each of Broadband Capital and Broadband Advisory hereby assigns and transfers to the Company all of such party’s right, title and interest in and to the Work Product, and each of Broadband Capital and Broadband Advisory further agrees that it shall sign, acknowledge and deliver all such further papers and assignments as may be necessary to vest title thereto in the Company.

(c)           Company Documentation. All information and materials relating to the Company or the Company’s business that are, at any time, in the possession or under the control of Broadband Capital or Broadband Advisory shall be returned to the Company upon the termination of this Agreement and at any other time that the Company may request; provided, however, that Broadband may keep a copy of any such information or materials for its legal files to monitor compliance with this Agreement but subject to the continued adherence to the confidentiality and non-use obligations hereunder.

(d)           Injunctive Relief. Each of Broadband Capital and Broadband Advisory agrees that, in the event of any breach of the agreements in this Section 7, the Company shall be entitled to injunctive relief and to such other and further relief as may be proper without the need to post any bond.

8.             Information.

(a)           Delivery of Financial Statements. The Company shall deliver to Broadband:

(i)            as soon as practicable, but in any event within 150 days after the end of each fiscal year of the Company (1) a balance sheet as of the end of such year, (2) statements of income and of cash flows for such year and (3) a statement of shareholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company;

(ii)           as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that such financial statements may (1) be subject to normal year-end audit adjustments; and (2) not contain all notes thereto that may be required in accordance with GAAP);

(iii)          such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as Broadband may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 8(a) to provide information (1) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (2) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 8(a) to the contrary, the Company may cease providing the information set forth in this Section 8(a) during the period starting with the date 30 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 8(a) shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(b)           Inspection. The Company shall permit Broadband Capital and Broadband Advisory, at their own expense, to visit and inspect the Company’s properties; examine its books of account and records (including banking records and statements, and stockholder lists and contact information); and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by Broadband Capital or Broadband Advisory; provided, however, that the Company shall not be obligated pursuant to this Section 8(b) to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

9.             Indemnity and Liability. Company hereby agrees to indemnify and hold harmless each of Broadband Capital and Broadband Advisory, their respective affiliates and partners (both general and limited), and their respective members (both managing and otherwise), managers, fiduciaries, officers, directors, employees, agents and representatives (each such Person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several, costs and expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which an Indemnified Party was involved or may be involved, or threatened to be involved, as a party or otherwise (the “Liabilities”), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement or the engagement of Broadband Capital and Broadband Advisory (or any of their respective affiliates) pursuant to, and the performance by Broadband Capital and Broadband Advisory (or any of their respective affiliates) of the services contemplated by, this Agreement, and any other action taken by an Indemnified Party on behalf of Company, whether or not pending or threatened, and any other action taken by an Indemnified Party on behalf of Company, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by Company. Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto; provided that, subject to the following sentence, Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim, suit, investigation or proceeding in which both Company or one or more of its subsidiaries (if any), on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ one separate counsel at the expense of Company and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. Company will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding. No Indemnified Party shall settle or compromise any claim that is subject to indemnification hereunder without the consent of Company; provided that Company is not in breach of its indemnification obligations hereunder. Company will not be liable under the foregoing indemnification provision with respect to any Indemnified Party to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct by an Indemnified Party. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. For purposes of this Section 9, “gross negligence or willful misconduct” will be deemed to have been “finally judicially determined” only if so found in a final non-appealable judgment of a court of competent jurisdiction to such effect. As used herein, the term “Person” shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal. Company agrees that if and to the extent that any indemnification sought by any Indemnified Party pursuant to this Section 9 is unavailable for any reason, then Company agrees to make the maximum contribution to the payment and satisfaction of each of the Liabilities which is permissible under applicable law. The rights of any Indemnified Party to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnified Party is or becomes a party or is or otherwise becomes, a beneficiary or under law or regulations.

10.           Disclaimer and Limitation of Liability; Opportunities.

(a)           Disclaimer; Standard of Care. Neither Broadband Capital nor Broadband Advisory makes any representations or warranties, express or implied, in respect of the services to be provided by either such party hereunder. In no event will Broadband Capital or Broadband Advisory or any of the Indemnified Parties be liable to Company or any of its respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of Broadband Capital or Broadband Advisory as is finally judicially determined in accordance with Section 9.

(b)           Freedom to Pursue Opportunities. In recognition that Broadband and the Indemnified Parties currently have, and will in the future have or will consider acquiring, investments (including controlling interests) in numerous companies with respect to which Broadband or the Indemnified Parties may serve as an advisor, a director or in some other capacity, and in recognition that Broadband and the Indemnified Parties have myriad duties to various investors and partners, and in anticipation that Company, on the one hand and Broadband (or one or more affiliates, associated investment funds or portfolio companies, or clients of Broadband), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by Company hereunder and in recognition of the difficulties that may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 10(b) are set forth to regulate, define and guide the conduct of certain affairs of Company as they may involve Broadband. Except as Broadband and the Indemnified Parties may otherwise agree in writing on or after the date hereof:

(i)            Broadband and the Indemnified Parties will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, Company and its respective subsidiaries (if any) or invest, own or deal in securities of any other Person so engaged in any business, (B) to directly or indirectly do business with any client or customer of Company and its respective subsidiaries (if any), (C) to take any other action that Broadband believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 10(b), and (D) not to present potential transactions, matters or business opportunities to Company or any of their subsidiaries (if any), and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(ii)           Broadband and the Indemnified Parties will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to Company or any of its affiliates or to refrain from any actions specified in Section 9(b)(i), and Company, on its own behalf and on behalf of its affiliates, hereby renounces and waives any right to require Broadband or any of the Indemnified Parties to act in a manner inconsistent with the provisions of this Section 10(b).

(iii)          Broadband and the Indemnified Parties will not be liable to Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 10(b) or of any such Person’s participation therein.

(c)           Limitation of Liability. In no event will Broadband or any of the Indemnified Parties be liable to Company or any of its respective affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by Broadband Capital or Broadband Advisory hereunder.

11.           Assignment. No party hereto shall have the right to assign this Agreement without the prior consent of the other parties hereto, provided, however, that the foregoing shall not apply to any assignment by Broadband Advisory to a designee of its obligation to purchase securities of the Company pursuant to Section 2 hereof as long as it remains primarily liable for that obligation. Subject to the foregoing, any attempted assignment in violation of this Section 11 is null and void.

12.           Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by Broadband and the Company. No course of dealing of any Person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

13.           Miscellaneous.

(a)           Choice of Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.

(b)           Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and/or its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court from any thereof, in any proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES ACKNOWLEDGES THAT HE, SHE OR IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13(c).

14.           Independent Contractor. The parties agree and understand that each of Broadband Capital and Broadband Advisory is and shall act as an independent contractor in the performance of its duties hereunder. Each of Broadband Capital and Broadband Advisory is, and in the performance of its duties hereunder will not hold itself out as, an employee, agent or partner of the Company and shall have no obligation to act on behalf of, or to bind, the Company.

15.           Merger/Entire Agreement. This Agreement, together with the Original Series A Agreement and the 2016 Series A Agreement, constitutes the entire understanding of the parties, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies. This Agreement amends and restates, and supersedes in its entirety, the A&R Agreement.

16.           Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, by facsimile or other electronic medium (which is confirmed as provided below) or by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Company, to:

Immunome, Inc.

3001 Market St #140

Philadelphia, PA 19104

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

Attn: Kathleen M. Shay (facsimile (215) 689-4382) and

  Sandra G. Stoneman (facsimile (215) 689-4420)

If to Broadband, to:

Broadband Capital Partners LLC

712 Fifth Avenue, 22nd Floor

New York, NY 10019

Attn: Philip Wagenheim

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Attn: Samuel Effron, Esq.

Notice given by personal delivery or overnight courier shall be effective upon actual receipt. Notice given by facsimile or other electronic medium shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day if not received during the recipient’s normal business hours. All notices by facsimile or other electronic medium shall be confirmed promptly after transmission in writing by personal delivery or overnight courier.

17.           Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

18.           Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. Each party may deliver its signed counterpart of this Agreement to the other parties by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

19.           Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

20.           Prevailing Party. If any legal action or other proceedings is brought for a breach of this Agreement or any of the warranties herein, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the date first above written by its officer or representative thereunto duly authorized.

BROADBAND ADVISORY:

BCM ADVISORY PARTNERS LLC

By:	/s/ Philip Wagenheim
Name: Philip Wagenheim
Title: Managing Member

BROADBAND CAPITAL:

BROADBAND CAPITAL PARTNERS LLC

By:	/s/ Michael Rapaport
Name: Michael Rapaport
Title: Co-Managing Partner

COMPANY:

IMMUNOME, INC.

By:	/s/ Michael Widlitz
Name: Michael Widlitz
Title: Director

(Signature Page to Second Amended and Restated Management Services Agreement)

Exhibit A

Capital Structure

A-1

AMENDMENT TO SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

THIS AMENDMENT TO SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Amendment”) is executed on June 12, 2018, by and among BCM Advisory Partners LLC, a Delaware limited liability company (“Broadband Advisory”), Broadband Capital Partners LLC, a Delaware limited liability company (“Broadband Capital”, and, together with Broadband Advisory, “Broadband”), and Immunome, Inc., a Delaware corporation (the “Company”).

Background:

Broadband and the Company are parties to that certain Second Amended and Restated Management Services Agreement dated as of January 17, 2017 (the “Agreement”), pursuant to which the Company continued to engage Broadband to perform certain management advisory services for the Company. The parties are entering into this Amendment to amend certain provisions of the Agreement, as set forth below.

Terms:

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Amendment to Section 6. The first sentence of Section 6 is hereby amended and restated in its entirety so as to read as follows:

“This Agreement shall terminate automatically on June 30, 2020 unless extended in writing by mutual agreement of the parties; provided, however, that this Agreement shall automatically terminate upon consummation of a Deemed Liquidation Event or an IPO.”

2.             Effect of Amendment. The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent expressly modified, amended or revised herein; provided, however, that if any term or provision of this Amendment shall conflict with or otherwise be inconsistent with any term or provision of the Agreement, the terms and provisions of this Amendment shall prevail.

3.             Governing Law. This Amendment will be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.

4.             Counterparts; Electronic Transmission. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. Each party may deliver its signed counterpart of this Amendment to the other parties by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BROADBAND ADVISORY:

BCM ADVISORY PARTNERS LLC

By:	/s/ Philip Wagenheim
Name: Philip Wagenheim
Title: Managing Member

BROADBAND CAPITAL:

BROADBAND CAPITAL PARTNERS LLC

By:	/s/ Philip Wagenheim
Name: Philip Wagenheim
Title: Managing Member

COMPANY:

IMMUNOME, INC.

By:	/s/ Michael Morin
Name: Michael Morin
Title: CEO

Signature Page to Amendment to Second Amended and Restated Management Services Agreement

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED

MANAGEMENT SERVICES AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Second Amendment”) is executed as of March 3, 2020, by and among BCM Advisory Partners LLC, a Delaware limited liability company (“Broadband Advisory”), Broadband Capital Partners LLC, a Delaware limited liability company (“Broadband Capital”, and, together with Broadband Advisory, “Broadband”), and Immunome, Inc., a Delaware corporation (the “Company”).

Background:

Broadband and the Company are parties to that certain Second Amended and Restated Management Services Agreement dated as of January 17, 2017 as amended on June 12, 2018 (the “Agreement”), pursuant to which the Company continued to engage Broadband to perform certain management advisory services for the Company. The parties are entering into this Second Amendment to amend certain provisions of the Agreement, as set forth below.

Terms:

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Second Amendment to Section 6. The first sentence of Section 6 is hereby amended and restated in its entirety so as to read as follows:

“This Agreement shall terminate automatically on June 30, 2021 unless extended in writing by mutual agreement of the parties.”

2.             Effect of Second Amendment. The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent expressly modified, amended or revised herein; provided, however, that if any term or provision of this Second Amendment shall conflict with or otherwise be inconsistent with any term or provision of the Agreement, the terms and provisions of this Second Amendment shall prevail.

3.             Governing Law. This Second Amendment will be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.

4.             Counterparts; Electronic Transmission. This Second Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. Each party may deliver its signed counterpart of this Second Amendment to the other parties by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

IN WITNESS WHEREOF, the parties bate caused this Second Amendment to be duly executed and delivered as of the day and year fast above written.

BROADBAND ADVISORY:

BCM ADVISORY PARTNERS LLC

By:	/s/ Philip Wagenheim
Name: Philip Wagenheim
Title: Managing Partner

BROADBAND CAPITAL:

BROADBAND CAPITAL PARTNERS LLC

By:	/s/ Philip Wagenheim
Name: Philip Wagenheim
Title: Managing Partner

COMPANY:

IMMUNOME, INC.

By:	/s/ Purnanand Sarma
Name: Purnanand Sarma
Title: President and CEO

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED

MANAGEMENT SERVICES AGREEMENT

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Third Amendment”) is executed as of August 4, 2020, by and among BCM Advisory Partners LLC, a Delaware limited liability company (“Broadband Advisory”), Broadband Capital Partners LLC, a Delaware limited liability company (“Broadband Capital”, and, together with Broadband Advisory, “Broadband”), and Immunome, Inc., a Delaware corporation (the “Company”).

Background:

Broadband and the Company are parties to that certain Second Amended and Restated Management Services Agreement, dated as of January 17, 2017, as amended on June 12, 2018 and March 3, 2020 (the “Agreement”), pursuant to which Broadband is engaged to perform certain management advisory services for the Company. The parties are entering into this Third Amendment to amend certain provisions of the Agreement, as set forth below.

Terms:

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Amendments.

1.1           Section 4(b) of the Agreement is hereby amended and restated in its entirety so as to read as follows:

“30.0% of the Broadband Advisory Shares shall vest in full on August 4, 2020. As a result, all Broadband Advisory Shares issued hereunder are now fully vested.”

1.2           Section 4(c) of the Agreement is hereby deleted from the Agreement and Section 4(d) of the Agreement is hereby renumbered as Section 4(c).

1.3           The second sentence of Section 6 is hereby amended and restated in its entirety so as to read as follows:

“Each of (a) the obligations of Broadband under Sections 2(b) and 7; (b) the obligations of Company under Sections 3 and 5 that are then due and owing; and (c) the provisions of Section 11 shall survive any expiration or sooner termination of this Agreement to the maximum extent permitted under applicable law.”

1.4       The third sentence of Section 6 is hereby deleted from the Agreement.

1

2.             Effect of Third Amendment.

2.1           The Stock Subscription Agreement effective as of May 17, 2017 and the Stock Subscription Agreement effective as of January 17, 2017, each between the Company and Broadband Advisory, are hereby amended so as to give effect to the full vesting of the shares of Common Stock held by Broadband Advisory.

2.2           The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent expressly modified, amended or revised herein; provided, however, that if any term or provision of this Third Amendment shall conflict with or otherwise be inconsistent with any term or provision of the Agreement, the terms and provisions of this Third Amendment shall prevail.

3.             Governing Law. This Third Amendment will be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.

4.             Counterparts; Electronic Transmission. This Third Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. Each party may deliver its signed counterpart of this Third Amendment to the other parties by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

2

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed and delivered as of the day and year first above written.

BROADBAND ADVISORY:

BCM ADVISORY PARTNERS LLC

By:	/s/ Philip Wagenheim
Name: Philip Wagenheim
Title: Managing Partner

BROADBAND CAPITAL:

BROADBAND CAPITAL PARTNERS LLC

By:	/s/ Philip Wagenheim
Name: Philip Wagenheim
Title: Managing Partner

COMPANY:

IMMUNOME, INC.

By:	/s/ Purnanand Sarma
Name: Purnanand Sarma
Title: President and CEO

Signature Page to Third Amendment to Second Amended and Restated Management Services Agreement